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             February 8, 2021

       Mikael Lundgren
       Chief Executive Officer
       W Technologies, Inc.
       9440 Santa Monica Boulevard, Suite 301
       Beverly Hills, CA 90210

                                                        Re: W Technologies,
Inc.
                                                            Amendment No. 2 to
Form 10-12G
                                                            Filed February 4,
2021
                                                            File No. 000-24520

       Dear Mr. Lundgren:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Trade & Services
       cc:                                              Laura Anthony